Exhibit 99.1

PRESS RELEASE

Lake Shore Bancorp, Inc. Reports Results for Second Quarter and Declares Dividend

Dunkirk, NY – July 28, 2008 –

Overview

Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), reported a net loss of $926,000, or $(0.15) per diluted share, for the quarter ended June 30, 2008 compared to net income of $302,000, or $0.05 per diluted share for the quarter ended June 30, 2007. The net loss in the quarter was attributable to a non-cash, pre-tax, impairment charge of $1.7 million ($1.3 million net of tax), related to write-downs of the Company’s investments in four non-agency asset-backed securities. Excluding the $1.7 million impairment charge, the Company would have recorded net income for the quarter of $384,000, a 27.2% increase over the quarter ended June 30, 2007, and earnings per diluted share of $0.06.

The decline in value for three of the asset-backed securities comprising the impairment charge was attributable to a significant downgrade by the major rating agencies in the rating for the insurance company backing the bond payments of these securities. The insurance company, Financial Guaranty Insurance Company (FGIC), has been adversely affected by the deterioration in the U.S. housing and mortgage markets. The decline in value of the fourth security is attributable to significant declines in the bond’s market value, but it has not been downgraded from its Aaa rating. The price declines, current accounting rules and associated SEC guidance contributed to management’s determination that the impairment on these securities was “other-than-temporary”. It should be noted that all of the securities continue to make payments in accordance with their terms.

“The impairment charge represents approximately 1.6% of our total investment portfolio” stated Mr. David C. Mancuso, CEO. “The accounting rules dictate what banks must do when investments continue to have a down-turn in value over a period of time. We continue to have good deposit growth, strong capital, and high quality loans in our commercial and residential loan portfolios.”

Dividend Declared

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.05 per share on its outstanding common stock. The dividend is payable on August 15, 2008 to shareholders of record as of August 4, 2008. The Company is the majority-owned subsidiary of Lake Shore, MHC, a federal mutual holding company which owns 57.1% of its outstanding shares. Lake Shore, MHC has filed a regulatory notice of its intent to waive dividends paid on the shares of the Company it owns.

Second Quarter Results Compared to Same Period of 2007

Net interest income increased $227,000, or 10.4%, to $2.4 million for the quarter ended June 30, 2008 from $2.2 million for the same period last year. Net interest spread and the net interest margin were 2.30% and 2.75%, respectively, for the quarter ended June 30, 2008 compared to 2.22% and 2.71% for the quarter ended June 30, 2007. Loan interest income increased $90,000 to $3.2 million for the quarter ended June 30, 2008 from $3.1 million for the quarter ended June 30, 2007. During the quarter, the fair value of our interest rate floor product decreased $262,000 compared to a decrease of $110,000 in the second quarter of 2007. The decrease in fair value was recorded in loan interest income. Loan interest income was positively impacted by a $17.7 million, or 8.6% increase in the average balance of loans receivable, net from $206.8 million as of June 30, 2007 to $224.5 million as of June 30, 2008. Interest expense on deposits decreased by $121,000 or 6.90% for the three month period ended June 30, 2008 compared to the three month period ended June 30, 2007 despite a 12.4% increase in deposit balances since December 31, 2007, due to lower interest rates being offered on deposit products.

Provision for loan losses increased by $150,000 for the quarter ended June 30, 2008 compared to the quarter ended June 30, 2007. Management deemed the increase was necessary due to a $9.2 million increase in loans, net since December 31, 2007 and a slight increase in non-performing loans as a percent of total net loans as of June 30, 2008 of 0.83% compared to 0.75% as of December 31, 2007.

Non-interest income decreased by $1.6 million for a loss of $1.1 million for the quarter ending June 30, 2008 compared to income of $492,000 for the same period in 2007. The decrease was mainly due to a pre-tax $1.7 million other-than-temporary impairment charge recorded on certain non-agency asset-backed securities. Excluding the $1.7 million impairment charge, the Company would have recorded non-interest income for the quarter ended June 30, 2008 of $647,000, a 31.5% increase over the quarter ended June 30, 2007, mainly due to an increase in service fees implemented in July 2007 and implementation of a new fee based service in February 2008.

Non-interest expense was $2.3 million for the quarters ended June 30, 2008 and 2007.

Year to Date Results Compared to Same Period of 2007

The Company had a net loss of $268,000 for the six month period ended June 30, 2008 compared to net income of $600,000 for the six month period ended June 30, 2007. The net loss was attributable to a non-cash, pre-tax, impairment charge of $1.7 million ($1.3 million net of tax), related to write-downs of the Company’s investments in four non-agency asset-backed securities. Excluding the $1.7 million impairment charge, the Company would have recorded net income for the six month period ended June 30, 2008 of $1.0 million, a 66.7% increase over the six month period ended June 30, 2007, and earnings per diluted share of $0.17.

Net interest income increased by $713,000, or 16.0%, to $5.2 million for the six months ended June 30, 2008 from $4.5 million for the same period last year. Net interest spread and net interest margin were 2.55% and 3.02%, respectively, for the six months ended June 30, 2008 compared to 2.28% and 2.77% for the six months ended June 30, 2007. Loan interest income grew by $636,000, or 10.1%, for the six months ending June 2008 compared to the same six month period in 2007. During the six month period ending June 30, 2008, the fair value of our interest rate floor product increased by $64,000 compared to a decrease of $102,000 in the six month period ending June 30, 2007. The increase or decrease in fair value was recorded in loan interest income.

Provision for loan losses increased $105,000 for the six month period ended June 30, 2008 compared to the six month period ended June 30, 2007. Management deemed the increase was necessary due to a $9.2 million increase in loans, net since December 31, 2007 and a slight increase in non-performing loans as a percent of total net loans as of June 30, 2008 of 0.83% compared to 0.75% as of December 31, 2007.

Non-interest income decreased by $1.5 million for a loss of $495,000 for the six months ended June 30, 2008 compared to income of $961,000 for the same period in 2007. The decrease was mainly due to the pre-tax $1.7 million other-than-temporary impairment charge recorded in 2008 on certain non-agency asset-backed securities. Excluding the $1.7 million impairment charge, the Company would have recorded non-interest income for the six month period ended June 30, 2008 of $1.2 million, a 28.7% increase over the six month period ended June 30, 2007, mainly due to an increase in service fees implemented in July 2007 and implementation of a new fee based service in February 2008.

Non-interest expense was $4.8 million for the six months ended June 30, 2008 compared to $4.6 million for the same period in 2007, an increase of $183,000, or 3.9%. Salary and personnel expense increased by $37,000, or 1.5%, due to annual salary increases and the addition of two lending officers’ offset by decreases in benefit costs due to employee and director retirements. Advertising expense increased by $78,000 for the six months ended June 30, 2008 compared with the six months ended June 30, 2007 primarily due to costs incurred in 2008 to create television ads for our Erie County markets. Data processing expenses increased by $38,000 due to increased transactions and expense for ATM and debit card transactions. Occupancy expense increased by $27,000 due to increased costs for property taxes, utilities, equipment maintenance contracts and property maintenance.

Total assets increased by $29.7 million, or 8.3%, to $387.5 million at June 30, 2008 compared to $357.8 million at December 31, 2007. The increase in total assets is primarily due to a $16.2 million increase in cash and cash equivalents and a $9.2 million increase in loans, net. Asset growth was funded by a $29.9 million increase in deposits.

Lake Shore Bancorp is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating eight full-service branch locations in western New York offering a broad array of retail and commercial lending and deposit services. Traded on the NASDAQ Global Market as LSBK, Lake Shore Bancorp can also be found on the web at www.lakeshoresavings.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

Lake Shore Bancorp

Selected Financial Information

SELECTED FINANCIAL CONDITION DATA

	June 30, 2008	December 31, 2007
	(Unaudited)
	(Dollars In Thousands)
Total assets	$387,545	$357,801
Cash and cash equivalents	26,339	10,091
Securities available for sale	108,662	105,922
Loans receivable, net	227,903	218,711
Deposits	270,732	240,828
Short-term borrowings	4,055	18,505
Long-term debt	51,100	37,940
Equity	52,557	53,465

STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited) (In Thousands)		(Unaudited) (In Thousands)
Total Interest Income	$4,606	$4,426	$9,647	$8,923
Total Interest Expense	2,201	2,248	4,480	4,469

Net Interest Income	2,405	2,178	5,167	4,454

Provision for Loan Losses	150	—	150	45

Net interest income after provision for loan losses	2,255	2,178	5,017	4,409
Noninterest income	(1,085)	492	(495)	961
Noninterest expense	2,332	2,297	4,820	4,637

Income (loss) before income taxes	(1,162)	373	(298)	733
Income tax	(236)	71	(30)	133

Net income (loss)	($926)	$302	($268)	$600

Basic earnings per common share	($0.15)	$0.05	($0.04)	$0.10
Diluted earnings per common share	($0.15)	$0.05	($0.04)	$0.10
Dividends declared per share	$0.05	$0.03	$0.09	$0.06

SELECTED FINANCIAL RATIOS:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Return on average assets	(0.98)%	0.35%	(0.15)%	0.35%
Return on average equity	(6.88)%	2.26%	(0.99)%	2.22%
Average interest-earning assets to average interest-bearing liabilities	117.76%	117.51%	118.06%	117.53%
Interest rate spread	2.30%	2.22%	2.55%	2.28%
Net interest margin	2.75%	2.71%	3.02%	2.77%

ASSET QUALITY RATIOS:

	Six Months Ended June 30,
	2008	2007
Non-performing loans as a percent of total net loans	0.83%	0.60%
Non-performing assets as a percent of total assets	0.57%	0.37%
Allowance for loan losses as a percent of total net loans	0.56%	0.62%
Allowance for loan losses as a percent of non-performing loans	67.69%	103.92%

Media Contact –

Rachel A. Foley, CFO

Lake Shore Bancorp, Inc.

(716) 366-4070